August 12, 1998




American States Water Company
630 East Foothill Boulevard
San Dimas, California 91773

          Re:  Common Shares of American States Water
               Company

Dear Ladies and Gentlemen:

     At your request, we have examined the Post-Effective Amendment to Registration Statement No. 33-71226 on Form S-8 (the "Post-Effective Amendment") to be filed by American States Water Company (the "Company") with the Securities and Exchange Commission in connection with the registration of the Company's Common Shares (the "Common Shares") under the Southern California Water Company Investment Incentive Plan (the "Plan"). We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, registration issuance and sale of the Common Shares.

     The Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, upon the issuance and sale thereof in the manner set forth in the Plan and the countersigning of the certificates representing the Common Stock by a duly authorized signatory of the registrar of the Common Stock, the Common Stock will be validly issued, fully paid and nonassessable.

     We consent to the inclusion of this opinion in the Post-
Effective Amendment.

                                Respectfully submitted,

                                /s/ O'Melveny & Myers LLP
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